Exhibit 99.1

Consent to be Named as a Director Nominee

In connection with the filing by Titan Environmental Solutions, Inc. (the “Company”) of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in such Registration Statement and any and all amendments and supplements thereto as a nominee to the board of directors of the Company following the closing of the offering contemplated by such Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: December 31, 2024	/s/ Gregory M. Krzemien
Name: Gregory M. Krzemien